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Freeport-McMoRan Announces Positive
Drilling Results at the Horn Mountain Deep Project &
Updates Other Deepwater Gulf of Mexico Activities

PHOENIX, AZ, September 28, 2015 - Freeport-McMoRan Inc. (NYSE: FCX) announced today positive drilling results from the Freeport-McMoRan Oil & Gas (FM O&G) 100-percent-owned Horn Mountain Deep well in the Deepwater Gulf of Mexico (GOM). Initial production from this well, which will be tied back to existing facilities, is expected in first half 2017. This well, combined with two follow on development wells at Horn Mountain Deep, may be capable of producing an aggregate of 30,000 barrels of oil equivalents per day (BOE/d).
During September 2015, the Horn Mountain Deep well was drilled to a total depth of approximately 16,925 feet. Logging while drilling logs indicated that the well encountered a total of approximately 142 net feet of Middle Miocene oil pay with excellent reservoir characteristics. In addition, these results indicate the presence of sand sections deeper than known pay sections in the field. The 100-percent-owned Horn Mountain production facilities in FM O&G’s Mississippi Canyon area are capable of processing 75 MBbls of oil per day. The positive results at Horn Mountain Deep and our geophysical data support the existence of prolific Middle Miocene reservoir potential for several additional opportunities in the area, including the 100-percent-owned Sugar, Rose, Fiesta, Platinum and Peach prospects. FM O&G controls rights to over 55,000 acres associated with these prospects.
Since commencing development activities in 2014 at its three 100-percent-owned production platforms in the Deepwater GOM, FM O&G has drilled 12 wells, all with positive results. Three of these wells have been brought on production, and FM O&G plans to complete and place the remaining additional wells on production in late 2015, 2016 and 2017.
The success at Horn Mountain Deep follows the positive drilling results announced in July 2015 from three wells drilled in the Horn Mountain area, including the Quebec/Victory (QV), Kilo/Oscar (KO) and Horn Mountain Updip tieback prospects. In aggregate, these wells may be capable of producing over 27,000 BOE/d, with initial production expected in mid-year 2016.
Also during the third quarter of 2015, FM O&G drilled its second successful development well at its 100-percent-owned King field, located in Mississippi Canyon south of the 100-percent-owned Marlin facility in 5,200 feet of water. A third development well is in progress. In aggregate, these wells may be capable of producing 20,000 BOE/d, with initial production expected to commence in the fourth quarter of 2015. FM O&G’s Marlin production facilities in the Mississippi Canyon focus area are capable of processing 60 MBbls of oil per day.
Completion activities of the previously drilled three well program at the 100-percent-owned Holstein Deep field are progressing on schedule with first production expected by mid-year 2016. In aggregate, the three wells are estimated to commence production at approximately 24,000 BOE/d. A fourth well is being planned as part of the second phase of the Holstein Deep program. FM O&G’s Holstein production facilities in the Green Canyon focus area are capable of processing 113 MBbls of oil per day.
FM O&G will continue the successful strategy to focus on its high return, low-risk tieback projects using its existing Deepwater GOM infrastructure (total processing capacity of approximately 250 MBbls of oil per day) and large Deepwater GOM project inventory (over 150 undeveloped locations). FM O&G will carefully managing capital during this challenging market environment.

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FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets in the Deepwater GOM, onshore and offshore California and in the Haynesville natural gas shale, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana.

Cautionary Statement Regarding Forward-Looking Statements:  This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as statements regarding expectations relating to development and production activities, production volumes and capital expenditures. The words “anticipates,” “may,” “can,” “plans,” “believes,” "potential," “estimates,” “expects,” “projects”, "targets," “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements. We caution readers that those statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. In particular, on August 5, 2015, we announced revisions to its oil and gas capital expenditure and production outlook and on August 27, 2015, we announced revisions to our mining operations capital expenditure and production outlook.
Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold, molybdenum, cobalt, crude oil and natural gas, mine sequencing, production rates, industry risks, regulatory changes, political risks, drilling results, potential additional oil and gas property impairment charges, potential lower of cost or market inventory adjustments, potential impairment of long-lived mining assets, our ability to complete transactions with strategic investors interested in investing capital in the development of our oil and gas and mining properties, our ability to launch or complete the previously announced potential initial public offering of a minority interest in Freeport-McMoRan Oil & Gas Inc. on acceptable terms or at all, the outcome of negotiations with the Indonesian government regarding PT Freeport Indonesia’s Contract of Work, PT Freeport Indonesia’s ability to obtain renewal of its export license after January 28, 2016, PT Freeport Indonesia’s ability to renew its bi-annual labor agreement expiring in September 2015, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, weather- and climate-related risks, labor relations, environmental risks, litigation results and other factors described in more detail in Part I, Item 1A. “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2014, as updated by our subsequent filings with the Securities and Exchange Commission.

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